EXHIBIT 12

AEP TEXAS AND SUBSIDIARIES
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in millions except ratio data)

										Twelve	Three
										Months	Months
	Years Ended December 31,									Ended	Ended
	2013		2014		2015		2016		2017	3/31/2018	3/31/2018
EARNINGS
Income From Continuing Operations Before Income Tax Expense	$222.3	(a)	$205.5	(b)	$179.9	(b)	$255.3	(b)	$287.1	$292.0	$55.9
Fixed Charges (as below)	166.4		160.0		157.7		155.6		153.4	155.9	40.1
Total Earnings	$388.7		$365.5		$337.6		$410.9		$440.5	$447.9	$96.0

FIXED CHARGES
Interest Expense	$161.8		$153.8		$150.0		$145.8		$142.3	$142.3	$35.0
Credit for Allowance for Borrowed Funds Used During Construction	2.2		3.6		4.5		5.9		6.8	9.3	4.0
Estimated Interest Element in Lease Rentals	2.4		2.6		3.2		3.9		4.3	4.3	1.1
Total Fixed Charges	$166.4		$160.0		$157.7		$155.6		$153.4	$155.9	$40.1

Ratio of Earnings to Fixed Charges	2.33		2.28		2.14		2.64		2.87	2.87	2.39

(a)	Reflects the reclassification of the Wind Farms and AEP Energy Partners, Inc. as Discontinued Operations.

(b)	Reflects the reclassification of the Wind Farms as Discontinued Operations. See Note 7 to the Annual Financial Statements for additional information.